Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Fourth Quarter and Full Fiscal Year 2021 Financial Results

CORAL GABLES, FL. - February 23, 2022 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the fourth quarter and the full fiscal year ended December 31, 2021.

Financial highlights for the fourth quarter and full fiscal year 2021:

•Net sales for the fourth quarter of 2021 increased 2% to $1,017.3 million compared with $1,002.3 million in the prior-year period; net sales for the full fiscal year 2021 increased 1% to $4,252.0 million compared with $4,202.3 million in the prior-year period. The company's full fiscal year cycles were impacted by comparability. The 2021 fiscal year consisted of 52-weeks compared with 53-weeks in 2020. The additional week in the prior-year period contributed an estimated $72.0 million in net sales. On a comparable basis, net sales for 2021 increased $122.0 million, or 3%.

•Gross profit for the fourth quarter of 2021 increased 9% to $39.8 million compared with $36.4 million in the prior-year period; gross profit for the full fiscal year 2021 increased 21% to $303.8 million compared with $250.9 million in the prior-year period.

•FDP net loss(1) for the fourth quarter of 2021 was $(11.2) million compared with FDP net income(1) of $0.9 million in the prior-year period; corresponding diluted EPS(2) was $(0.24) compared with $0.02 in the prior-year period. FDP net income(1) for the full fiscal year 2021 was $80.0 million compared with $49.2 million in the prior-year period; corresponding Diluted EPS(2) was $1.68 compared with $1.03 in the prior-year period, a 63% improvement year-over-year.

•Adjusted EBITDA(3) for the fourth quarter was $14.8 million compared with $23.9 million in the prior-year period, and corresponding Adjusted EBITDA margin(3) decreased to 1.5% from 2.4% in the prior-year period. For the full fiscal year, Adjusted EBITDA was $206.8 million compared with $189.4 million in the prior-year period, and corresponding Adjusted EBITDA margin(3) increased to 4.9% from 4.5% in the prior-year period.

•The Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on April 1, 2022, to shareholders of record on March 9, 2022. For full fiscal year 2021, the Company declared four quarterly cash dividends totaling $0.50 per share.

“In 2021 we posted robust double-digit operating income growth compared with 2020. We demonstrated agility and industry leadership in navigating the current challenging macroeconomic environment as we focused on mitigating industry-wide supply and labor headwinds. We implemented inflation-justified price increases toward the end of the year, made investments targeted at automation, and focused relentlessly on productivity,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer.

"As we move forward, I am confident in our team's ability to execute our long-term strategy of growing our core business, increasing the reach of higher-margin value-added categories, implementing and leveraging technology solutions as we evolve into an Agritech company, and expanding our customer and brand partnerships throughout our global operations."
Net sales for the fourth quarter of 2021 increased $15.0 million, or 2%, compared with the prior-year period. For the full fiscal year, net sales increased $49.7 million, or 1%, compared with the prior-year period. In both periods, the increase in net sales was driven by our other products and services segment, which includes third-party freight services and poultry and meats category, and fresh and value-added products segment. Additionally, our fiscal year cycles were impacted by comparability, as the 2021 fiscal year consisted of 52-weeks compared with 53-weeks in 2020. The additional week in the prior-year period contributed an estimated $72.0 million in net sales. On a comparable basis, net sales for 2021 increased $122.0 million, or 3%.
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Gross profit for the fourth quarter of 2021 was $39.8 million compared with $36.4 million in the prior-year period. The increase was primarily driven by $12.7 million of other product-related charges in the fourth quarter of 2020 mainly comprised of inventory write-downs, net of insurance recoveries, resulting from damage caused by hurricanes in Central America and write-downs due to supply and demand disruptions caused by the COVID-19 pandemic. Additionally, an inflation-justified price increase, effective towards the latter part of the fourth quarter of 2021, and fluctuations in exchange rates also contributed to the increase. The increase was partially offset by the continuation of inflationary and other cost pressures, which resulted in higher per unit production and distribution costs, including packaging materials, fertilizers, inland freight, labor and fuel. Adjusted gross profit(3) for the fourth quarter of 2021 was $39.8 million compared with $49.1 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $12.7 million of other product-related charges in the prior-year period.

For the full fiscal year, gross profit was $303.8 million compared with $250.9 million in the prior-year period. In the first half of 2021, despite inflationary and other cost pressures, gross profit benefited from strong performance across all our segments. The increase was driven by improved demand on key product categories related to relaxed restrictions on social gatherings in some of our main markets while the banana segment realized higher per unit selling prices compared with the first half of 2020. The higher banana pricing helped offset incremental production and procurement costs following the hurricanes in Central America in the fourth quarter of 2020. Throughout the year, gross profit was also positively impacted by fluctuations in exchange rates and by $33.6 million of other product-related charges in the prior-year period mainly comprised of inventory write-downs, net of insurance recoveries, resulting from damage caused by hurricanes in Central America and write-downs due to supply and demand disruptions caused by the COVID-19 pandemic. The increase was partially offset by inflationary and other cost pressures, which intensified in the second half of 2021, negatively impacting gross profit. For the full fiscal year Adjusted gross profit was $307.3 million compared with $284.0 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $33.6 million of other product-related charges in the prior-year period and $3.5 million of other product-related charges in full fiscal year 2021 mainly related to severe rainstorms in Chile.

Operating loss for the fourth quarter of 2021 was $(9.2) million compared with $(0.9) million in the prior-year period. The increase in operating loss was primarily driven by a $20.7 million gain on sale of non-strategic assets in the fourth quarter of 2020 compared with $2.7 million in the fourth quarter of 2021, partially offset by higher gross profit and lower selling, general and administrative expenses. The asset sales, part of our Optimization Program, are projected to improve our return on assets, reduce costs and drive incremental efficiencies to our operations. Adjusted operating loss(3) for the fourth quarter of 2021 was $(7.1) million compared with $(4.5) million in the prior-year period. In both periods, Adjusted operating loss(3) excludes the above-mentioned gain on sale of non-strategic assets.

For the full fiscal year, operating income was $111.0 million compared with $76.5 million in the prior-year period and Adjusted operating income was $111.5 million compared with $88.5 million in the prior-year period. The increase was primarily driven by higher gross profit and a decrease in selling, general and administrative expenses.
FDP net loss for the fourth quarter was $(11.2) million compared with net income of $0.9 million in the prior-year period and Adjusted FDP net loss(3) was $(8.5) million compared with $(3.7) million in the prior-year period. For the full fiscal year, FDP net income was $80.0 million compared with $49.2 million in the prior-year period and Adjusted FDP net income(3) was $80.6 million compared with $54.8 million in the prior-year period.
(1) "FDP net income/loss" as referenced throughout this release is defined as Net (loss) income attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings per share and is calculated as FDP net income/loss divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

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Fourth Quarter 2021 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions, except for Gross Margin) - (Unaudited)

	Quarters ended
	December 31, 2021					January 1, 2021
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$598.7	59%	$28.1	71%	4.7%	$586.3	59%	$24.9	68%	4.2%
Banana	370.9	36%	9.1	23%	2.5%	384.2	38%	10.6	29%	2.8%
Other products and services	47.7	5%	2.6	6%	5.5%	31.8	3%	0.9	3%	2.8%
	$1,017.3	100%	$39.8	100%	3.9%	$1,002.3	100%	$36.4	100%	3.6%

	Years ended
	December 31, 2021					January 1, 2021
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$2,504.8	59%	$180.2	59%	7.2%	$2,484.1	59%	$159.1	64%	6.4%
Banana	1,581.1	37%	110.9	37%	7.0%	1,602.6	38%	85.6	34%	5.3%
Other products and services	166.1	4%	12.7	4%	7.6%	115.6	3%	6.2	2%	5.4%
	$4,252.0	100%	$303.8	100%	7.1%	$4,202.3	100%	$250.9	100%	6.0%

Fourth Quarter 2021 Business Segment Performance
Fresh and Value-Added Products
Net sales for the fourth quarter of 2021 increased by $12.4 million, or 2%, when compared with the prior-year period primarily driven by higher net sales of melons and pineapples. The increase was partially offset by lower net sales of fresh-cut vegetables. As it relates to comparability, the fourth quarter of 2021 consisted of 13-weeks compared to 14-weeks in the fourth quarter of 2020. The additional week in the prior-year period contributed an estimated $42.0 million in net sales. On a comparable basis, net sales for the fourth quarter of 2021 increased $54.0 million, or 10% compared with the prior-year period.
The primary drivers of the variance in net sales were:

•Melon net sales increased in North America driven by higher sales volume and per unit sales prices.

•Pineapple net sales increased across most regions driven by higher per unit sales prices.

•Fresh-cut vegetables net sales decreased primarily in North America, including in our Mann Packing operations. The decrease was driven by lower sales volume and lower per unit sales prices related to lower demand from the foodservice channel and lack of sufficient labor availability.

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Fourth Quarter 2021 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)

Gross profit for the fourth quarter of 2021 increased $3.2 million, or 13%, when compared with the prior-year period. The increase compared to the prior-year period was primarily driven by $6.8 million of other product-related charges in the fourth quarter of 2020 mainly comprised of write-offs resulting from damages caused by hurricanes in Central America and write-downs due to supply and demand disruptions caused by the COVID-19 pandemic. Additionally, higher per unit selling prices also benefited gross profit compared to the prior-year period. The increase was partially offset by inflationary and other cost pressures, which resulted in higher per unit production and distribution costs. As result of these factors, gross margin increased 50 basis points to 4.7% from 4.2%. As it relates to comparability, the additional week in the prior-year period contributed an estimated $1.8 million in gross profit.

From a product view, the increase was primarily due to higher gross profit on melons, non-tropical fruit and pineapples. The increase was partially offset by lower gross profit on fresh-cut vegetables and avocados.

The primary drivers of the variance in gross profit were:

•Melon gross profit increased primarily related to $4.9 million of other product-related charges in the fourth quarter of 2020 comprised of inventory write-downs resulting from hurricane damage to our melon operations in Guatemala. The increase was also driven by higher gross profit in North America driven by higher per unit sales prices and sales volume coupled with lower per unit production cost.

•Non-tropical fruit gross profit increased across all markets primarily driven by higher per unit sales prices coupled with lower per unit distribution costs.

•Pineapple gross profit increased across most markets primarily driven by higher per unit sales prices.

•Fresh-cut vegetables gross profit decreased in North America, primarily in our Mann Packing operations, mainly driven by lower net sales coupled with higher per unit production and distribution costs.

•Avocado gross profit decreased primarily in North America driven by lower sales volume coupled with higher per unit procurement and distribution costs.
Adjusted gross profit(3) in the fresh and value-add products segment for the fourth quarter of 2021 was $28.1 million compared with $31.7 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $6.8 million of other product-related charges in the fourth quarter of 2020.

Banana

Net sales for the fourth quarter of 2021 decreased by $13.3 million, or 3%, compared with the prior-year period primarily driven by North America and Asia. In North America, the decrease was primarily driven by lower sales volume; partially offset by higher per unit sales prices. In Asia, the decrease was primarily driven by lower per unit sales prices; partially offset by higher sales volume. As it relates to comparability, the fourth quarter of 2021 consisted of 13-weeks compared to 14-weeks in the fourth quarter of 2020. The additional week in the prior-year period contributed an estimated $28.0 million in net sales. On a comparable basis, net sales for 2021 increased $15.0 million, or 4% compared to the prior-year period.

Gross profit for the fourth quarter of 2021 decreased $1.5 million, or 14%, primarily driven by North America and Asia. In both regions, the decrease was driven by lower net sales. As it relates to per unit cost, North America gross profit was negatively impacted by higher production and distribution costs while Asia was negatively impacted by higher production and ocean freight costs. The decrease was partially offset by $5.9 million of other product-related charges in the fourth quarter of 2020 mainly comprised of inventory write-downs, net of insurance recoveries, resulting from damage caused by hurricanes in Central America and write-
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downs due to supply and demand disruptions caused by the COVID-19 pandemic. As a result of these factors, gross margin decreased 30 basis points to 2.5% from 2.8%. As it relates to comparability, the additional week in the prior-year period contributed an estimated $0.8 million in gross profit.

Adjusted gross profit(3) in the banana segment for the fourth quarter of 2021 was $9.1 million compared with $16.5 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $5.9 million of other product-related charges in the fourth quarter of 2020.
Full Fiscal Year 2021 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)
Fresh and Value-Added Products

Net sales for full fiscal 2021 increased by $20.7 million, or 1%, when compared with 2020, primarily as a result of increased net sales of pineapples and fresh-cut fruit. The increase was partially offset by lower net sales of non-tropical fruit, vegetables and fresh-cut vegetables. As it relates to comparability, our 2021 fiscal year consisted of 52-weeks compared to 53-weeks in 2020. The additional week in the prior-year period contributed an estimated $42.0 million in net sales. On a comparable basis, net sales for 2021 increased $63.0 million, or 3% compared to prior-year period.

•Pineapple net sales increased across all regions, particularly in North America and Europe, driven by higher sales volume and higher per unit sales prices.

•Fresh-cut fruit net sales increased across most regions, particularly Europe and North America, driven by higher sales volume and higher per unit sales prices.

•Non-tropical fruit net sales decreased primarily in the Middle East. Overall, this year’s production volume was negatively impacted by the damage caused by severe rainstorms in Chile in the first quarter of 2021.

•Vegetable and fresh-cut vegetables net sales decreased primarily in North America, including in our Mann Packing operations. The decrease was mainly driven by lower sales volume related to lower demand from the foodservice channel and lack of sufficient labor availability.

Gross profit for full fiscal 2021 increased $21.1 million, or 13%. The increased compared to the prior-year period was primarily driven by $25.4 million of other product-related charges in full fiscal 2020 mainly comprised of inventory write-downs resulting from damage caused by hurricanes in Central America and write-downs due to supply and demand disruptions caused by the COVID-19 pandemic. Additionally, higher per unit selling prices also benefited gross profit compared to the prior-year period. The increase was partially offset by inflationary and other cost pressures, which resulted in higher per unit production and distribution costs. As a result of these factors, gross margin increased 80 basis points to 7.2% in 2021 from 6.4% in 2020. As it relates to comparability, the additional week in the prior-year period contributed an estimated $1.8 million in gross profit.

From a product view, the increase was primarily due to higher gross profit on pineapples, melons, and fresh-cut fruits. The increase was partially offset by fresh-cut vegetables and avocados.

The primary drivers of the variance in gross profit were:

•Pineapple gross profit increased across all regions driven by higher net sales partially offset by higher production and distribution costs.

•Melon gross profit increased primarily in North America due to higher per unit sales prices of cantaloupes; partially offset by higher production and distribution costs. Overall, this year’s production volume was negatively impacted by the damages caused by the hurricanes in Guatemala in the fourth quarter of 2020.

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•Fresh-cut fruits gross profit increased across all regions driven by higher net sales, partially offset by higher per unit distribution costs.

•Fresh-cut vegetables gross profit decreased in North America, primarily in our Mann Packing operations, mainly driven by lower net sales coupled with higher per unit production and distribution costs.

•Avocado gross profit decreased primarily in North America driven by lower sales volume coupled with higher per unit production and distribution costs.

For full fiscal year, Adjusted gross profit(3) in the fresh and value-add products segment was $184.9 million compared with $184.0 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $25.4 million of other product-related charges in full fiscal 2020 and $4.7 million of other product-related charges in full fiscal 2021 mainly related to severe rainstorms in Chile.

Banana

Net sales for full year 2021 decreased by $21.5 million, or 1%, primarily due to lower sales volume in North America. The decrease was partially offset by higher per unit sales prices in North America and Europe. The higher pricing in North America helped offset incremental production and procurement costs following the hurricanes in Central America in the fourth quarter of 2020. As it relates to comparability, our 2021 fiscal year consisted of 52-weeks compared to 53-weeks in 2020. The additional week in the prior-year period contributed an estimated $28.0 million in net sales. On a comparable basis, net sales for 2021 increased $7.0 million, relatively in line with the prior-year period.

Gross profit for full fiscal year 2021 increased $25.3 million, or 30%, primarily due to our performance in North America and Europe. In both regions, the increase was driven by higher per unit sales prices, partially offset by higher per unit production and distribution costs impacted by inflationary and other cost pressures. Additionally, gross profit in 2020 included $8.0 million of other product-related charges attributable to our banana segment comprised of write-offs, net of insurance recoveries, resulting from damages caused by hurricanes in Central America in the fourth quarter of 2020 and inventory write-offs related to supply and demand disruptions caused by the COVID-19 pandemic. As a result of these factors, gross margin increased 170 basis points to 7.0% in 2021 from 5.3% in 2020. Furthermore, the additional week in the prior-year period contributed an estimated $0.8 million in gross profit.

For the full fiscal year, Adjusted Gross profit(3) in the banana segment was $109.7 million compared with $93.6 million in the prior-year period. Adjusted gross profit excludes the above-mentioned $8.0 million of other product-related charges in full fiscal 2020.
Cash Flows
Net cash provided by operating activities for the full fiscal year 2021 was $128.5 million, compared with $180.6 million in the prior-year period, a decrease of $52.1 million. The decrease was primarily attributable to higher levels of inventories, as we proactively increased inventory of key raw materials to secure costs and availability. Inventory was also impacted by the increase in cost of goods largely related to current cost pressures. Partially offsetting the decrease were higher net income and higher balances of accounts payable and accrued expenses.

Long Term Debt
Long term debt for the fourth quarter of 2021 decreased to $519.1 million compared with $541.7 million in the prior-year period.
Quarterly Cash Dividend
On February 22, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on April 1, 2022, to shareholders of record on March 9, 2022.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Statement of Operations:	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Net sales	$1,017.3	$1,002.3	$4,252.0	$4,202.3
Cost of products sold	977.5	953.2	3,944.7	3,917.8
Other product-related charges	—	12.7	3.5	33.6
Gross profit	39.8	36.4	303.8	250.9
Selling, general and administrative expenses	44.5	53.8	192.9	196.2
Gain on disposal of property, plant and equipment, net	0.3	20.7	4.6	22.2
Asset impairment and other charges, net	4.8	4.2	4.5	0.4
Operating (loss) income	(9.2)	(0.9)	111.0	76.5
Interest expense, net	4.7	5.2	19.7	20.7
Other expense (income), net	3.9	(0.7)	9.4	4.5
(Loss) income before income taxes	(17.8)	(5.4)	81.9	51.3
Income tax (benefit) provision	(7.1)	(4.4)	2.0	5.0
Net (loss) income	$(10.7)	$(1.0)	$79.9	$46.3
Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.5	(1.9)	(0.1)	(2.9)
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(11.2)	$0.9	$80.0	$49.2
(Loss) earnings per share(1):
Basic	$(0.24)	$0.02	$1.68	$1.03
Diluted	$(0.24)	$0.02	$1.68	$1.03
Dividends declared per ordinary share	$0.15	$0.10	$0.50	$0.30
Weighted average number of ordinary shares:
Basic	47,550,330	47,369,452	47,508,208	47,569,794
Diluted	47,550,330	47,462,572	47,701,397	47,660,600
(1) (Loss) earnings per share ("EPS") is calculated based on Net (loss) income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 31, 2021	January 1, 2021

Assets
Current assets:
Cash and cash equivalents	$16.1	$16.5
Trade and other accounts receivable, net	437.3	435.2
Inventories, net	602.8	507.7
Other current assets	40.2	52.9
Total current assets	1,096.4	1,012.3

Investment in and advances to unconsolidated companies	8.7	1.9
Property, plant and equipment, net	1,415.8	1,420.3
Operating lease right-of-use assets	199.0	170.5
Goodwill	423.7	424.0
Intangible assets, net	142.8	150.4
Other noncurrent assets	111.7	83.9
Total assets	$3,398.1	$3,263.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$580.1	$511.8
Current maturities of debt and finance leases	1.3	0.2
Current maturities of operating leases	37.0	28.8
Other current liabilities	10.8	14.0
Total current liabilities	629.2	554.8

Long-term debt and finance leases	527.7	541.8
Operating leases, less current maturities	136.0	114.4
Other noncurrent liabilities	231.7	252.4
Total liabilities	1,524.6	1,463.4

Redeemable noncontrolling interest	49.5	50.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,802.3	1,728.0
Noncontrolling interests	21.7	21.7
Total shareholders' equity	1,824.0	1,749.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,398.1	$3,263.3

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 31, 2021	January 1, 2021
Operating activities:
Net income	$79.9	$46.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96.8	95.0
Amortization of debt issuance costs	0.6	0.5
Asset impairments	3.8	11.8
Share-based compensation expense	7.6	7.5
Deferred income taxes	(15.0)	(0.5)
Gain on disposal of property, plant and equipment, net	(4.6)	(22.2)
Foreign currency translation adjustment	(4.1)	7.7
Other, net	(4.7)	(2.1)
Changes in operating assets and liabilities:
Receivables	(13.9)	16.1
Inventories	(105.1)	38.7
Prepaid expenses and other current assets	7.2	(12.7)
Accounts payable and accrued expenses	78.3	(11.7)
Other noncurrent assets and liabilities	1.7	6.2
Net cash provided by operating activities	128.5	180.6

Investing activities:
Capital expenditures	(98.5)	(150.0)
Proceeds from sales of property, plant and equipment	17.5	39.5
Cash received from derivatives not designated as hedges	4.6	—
Investments in unconsolidated companies	(7.0)	—
Other investing activities	0.9	1.7
Net cash used in investing activities	(82.5)	(108.8)

Financing activities:
Net repayments on debt	(22.6)	(45.0)
Distributions to noncontrolling interests	(6.5)	(6.9)
Net payments related to share-based awards	(0.4)	(0.6)
Dividends paid	(23.7)	(14.3)
Repurchase and retirement of ordinary shares	—	(20.8)
Other financing activities	—	1.8
Net cash used in financing activities	(53.2)	(85.8)
Effect of exchange rate changes on cash	6.8	(2.8)
Net decrease in cash and cash equivalents	(0.4)	(16.8)
Cash and cash equivalents, beginning	16.5	33.3
Cash and cash equivalents, ending	$16.1	$16.5

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted Gross profit, Adjusted Gross margin, Adjusted Operating income, Adjusted FDP Net income, and Adjusted Diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.
Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	December 31, 2021				January 1, 2021
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$39.8	$(9.2)	$(11.2)	$(0.24)	$36.4	$(0.9)	$0.9	$0.02
Adjustments:
Other product-related charges (1)	—	—	—	—	12.7	12.7	12.7	0.27
Asset impairment and other charges, net (2)	—	4.8	4.8	0.10	—	4.2	4.2	0.09
(Gain) on disposal of property, plant and equipment, net (3)	—	(2.7)	(2.7)	(0.05)	—	(20.7)	(20.7)	(0.44)
Other adjustments (4)	—	—	0.2	—	—	0.2	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	0.4	0.01	—	—	(1.0)	(0.02)
As adjusted	$39.8	$(7.1)	$(8.5)	$(0.18)	$49.1	$(4.5)	$(3.7)	$(0.08)

	Year ended
	December 31, 2021				January 1, 2021
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$303.8	$111.0	$80.0	$1.68	$250.9	$76.5	$49.2	$1.03
Adjustments:
Other product-related charges (1)	3.5	3.5	3.5	0.07	33.6	33.6	33.6	0.71
Asset impairment and other charges, net (2)	—	4.2	4.2	0.09	—	0.4	0.4	0.01
(Gain) on disposal of property, plant and equipment, net (3)	—	(7.2)	(7.2)	(0.15)	—	(22.2)	(22.2)	(0.47)
Other adjustments (4)	—	—	0.2	—	(0.5)	0.2	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	(0.1)	—	—	—	(6.4)	(0.13)
As adjusted	$307.3	$111.5	$80.6	$1.69	$284.0	$88.5	$54.8	$1.15

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 31, 2021			January 1, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$28.1	$9.1	$2.6	$24.9	$10.6	$0.9
Adjustments:
Other product-related charges (1)	—	—	—	6.8	5.9	—
Other adjustments (4)	—	—	—	—	—	—
Adjusted Gross profit	$28.1	$9.1	$2.6	$31.7	$16.5	$0.9

Adjusted Gross margin(a)	4.7%	2.5%	5.5%	5.4%	4.3%	2.8%

	Year ended
	December 31, 2021			January 1, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$180.2	$110.9	$12.7	$159.1	$85.6	$6.2
Adjustments:
Other product-related charges (1)	4.7	(1.2)	—	25.4	8.0	0.2
Other adjustments (4)	—	—	—	(0.5)	—	—
Adjusted Gross profit	$184.9	$109.7	$12.7	$184.0	$93.6	$6.4

Adjusted Gross margin(a)	7.4%	6.9%	7.6%	7.4%	5.8%	5.5%

(a) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Year ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(11.2)	$0.9	$80.0	$49.2
Interest expense, net	4.7	5.2	19.7	20.7
Income tax (benefit) provision	(7.1)	(4.4)	2.0	5.0
Depreciation & amortization	24.3	24.5	96.8	95.0
Share-based compensation expense	1.8	1.3	7.6	7.5
EBITDA	$12.5	$27.5	$206.1	$177.4

Adjustments:
Other product-related charges (1)	—	12.7	3.5	33.6
Asset impairment and other charges, net (2)	4.8	4.2	4.2	0.4
(Gain) on disposal of property, plant and equipment, net (3)	(2.7)	(20.7)	(7.2)	(22.2)
Other adjustments (4)	0.2	0.2	0.2	0.2
Adjusted EBITDA	$14.8	$23.9	$206.8	$189.4

Net sales	$1,017.3	$1,002.3	$4,252.0	$4,202.3

EBITDA margin(a)	1.2%	2.7%	4.8%	4.2%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin(b)	1.5%	2.4%	4.9%	4.5%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the year ended December 31, 2021 primarily consisted of (1) $3.4 million of non-tropical fruit inventory write-offs due to inclement weather in Chile, (2) $1.4 million in repair expenses related to hurricane damage to the Company's Guatemala banana operations in the fourth quarter of 2020, and (3) a $1.3 million inventory write-off due to the sale of production equipment in the Middle East. Partially offsetting these other product-related charges for the year ended December 31, 2021 was a $2.5 million insurance recovery associated with the Guatemala hurricane damage. Other product-related charges for the quarter and year ended January 1, 2021 primarily related to inventory write-offs resulting from lower demand for certain of the Company's products due to the COVID-19 pandemic, principally related to the fresh and value-added products segment. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets during fiscal 2020 which negatively affected the pricing and demand for its products, including within its foodservice distribution channel. Other product-related charges for the quarter and year ended January 1, 2021 also included incremental costs incurred for cleaning and social distancing protocols associated with the COVID-19 pandemic. Also included in other product-related charges for the quarter and year ended January 1, 2021 are $12.0 million of inventory write-offs and incremental operating costs resulting from hurricane damages to the Company's operations in Guatemala offset by $3.3 million in insurance recoveries associated with the storms.

(2)Asset impairment and other charges, net for the quarter and year ended December 31, 2021 primarily included $4.4 million in fixed asset impairments and other expenses incurred in connection with our exit from two low-yield banana farms in the Philippines. Asset impairment and other charges, net for the year ended December 31, 2021 also included a $(0.8) million insurance recovery associated with the Guatemala hurricanes. Asset impairment and other charges, net for the quarter ended January 1, 2021 primarily included (1) $4.8 million of asset impairments associated with the Guatemala hurricane damages to the Company's banana operation, (2) a $4.6 million insurance recovery associated with the 2019 voluntary recall, (3) $3.1 million in impairments of property and equipment, mainly in the Middle East and Europe, and (4) $1.0 million in asset impairment charges associated with low-yielding banana plants in the Philippines. Asset impairment and other charges, net for the year ended January 1, 2021 primarily included (1) a $15.0 million insurance recovery related to the 2019 product recall, (2) $5.2 million in asset impairments primarily associated with property and related assets in North America, the Middle East, and Europe, (3) $4.8 million of asset impairments associated with the Guatemala hurricanes, (4) a $2.0 million charge relating to a settlement with the California Air Resource Board, (5) $1.8 million in asset impairment charges associated with low-yielding banana plants in the Philippines, and (6) $1.5 million in severance expense related to the reorganization of the North America sales and marketing function.

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Fresh Del Monte Produce Inc.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended December 31, 2021 primarily related to the sale of a packing facility in South America. For the year ended December 31, 2021, gain on disposal of property, plant and equipment, net also included gains on the sales of a refrigerated vessel and vacant land in the Middle East. Gain on disposal of property, plant and equipment, net for the quarter and year ended January 1, 2021 primarily related to gains on the sales of surplus land in Chile, a facility in the Middle East, and two facilities in North America which were partially offset by losses on asset disposals, mainly in Central America.

(4)Other adjustments for the quarter and year ended December 31, 2021 primarily related to the portions of the gain on disposal of property, plant, and equipment, net which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests. Other adjustments for the quarter and year ended January 1, 2021 include estimated trade receivable credit losses, reflected in selling, general, and administrative expenses, primarily relating to the Company's foodservice customer base as a direct result of the COVID-19 pandemic. The year ended January 1, 2021 includes a $0.5 million reversal of customer sales claims, reflected in net sales, associated with the 2019 product recall due to the realization of less claims than originally estimated.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The year ended December 31, 2021 included a $0.8 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security (CARES) Act, while the year ended January 1, 2021 included a $4.7 million tax benefit associated with the CARES Act, of which $3.0 million was recorded in the fourth quarter of 2020.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the fourth quarter and full fiscal year 2021 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the MANN™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including (i) expectations regarding the ability to execute on its long-term strategy, (ii) expectations regarding the ability of the Optimization Program to improve the Company’s return on assets, reduce costs and drive incremental efficiencies, (iii) the impact of the COVID-19 pandemic and related restrictions on the Company operations and results, (iv) expectations regarding inflationary pressures and the impacts to the Company's operating results, (v) the Company’s anticipated dividend payment, and (vi) expectations regarding capital investments. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 pandemic on our business, suppliers, customers, consumers, employees, and communities, (ii) the impact of inflation, (iii) disruptions or inefficiencies in our operations or supply chain, (iv) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (v) our ability to successfully execute our long-term strategy, (vi) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets, (vii) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (viii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (ix) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), severe weather conditions or natural disasters, such as flooding or earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers'
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Fresh Del Monte Produce Inc.

banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (x) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (xi) the impact of foreign currency fluctuations, (xii) our plans for expansion of our business (including through acquisitions) and cost savings, (xiii) our ability to successfully integrate acquisitions into our operations, (xiv) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xvi) the impact of changes in tax accounting or tax laws (or interpretations thereof), the impact of claims or adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xvii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xviii) damage to our reputation or brand names or negative publicity about our products, (xix) exposure to product liability claims and associated regulatory and legal actions, product recalls, or other legal proceedings relating to our business, (xx) our ability to successful implement our optimization program and to realize its expected benefits within the anticipated timeframe, and (xxi) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2021 and its Annual Report on Form 10-K for the year ended January 1, 2021, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Ana Miranda
Vice President, Global FP&A and Investor Relations
305-520-8433
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